Exhibit 99.1

NioCorp Closes First Tranche of Non-Brokered Private Placement for Gross Proceeds of C$2,702,560

CENTENNIAL, Colo. (February 15, 2017) – NioCorp Developments Ltd. (“NioCorp” or the “Company”) (TSX: NB, OTCQX: NIOBF, FSE: BR3) announces the first tranche closing (the "First Tranche Closing") of its non-brokered private placement announced January 27, 2017 and February 10, 2017. The First Tranche Closing consisted of the issuance of 3,860,800 units (each a “Unit”) at a price of C$0.70 per Unit, for gross proceeds of C$2,702,560.

Each Unit consists of one common share of the Company (a "Common Share") and one transferable Common Share purchase warrant (each whole such warrant a "Warrant"), with each Warrant entitling the holder thereof to acquire one additional Common Share at a price of C$0.85 until February 14, 2020.

John F. Ashburn, Jr., the Company’s Vice President, General Counsel, and Corporate Secretary, subscribed for 112,226 Units under the First Tranche Closing. The subscription by Mr. Ashburn constitutes a related-party transaction under Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions (“MI 61-101”). Because the value of Mr. Ashburn’s subscription is less than 25% of NioCorp's market capitalization, it is exempt from the formal valuation and minority shareholder approval requirements of MI 61-101. The material change report in relation to Mr. Ashburn’s subscription will be filed fewer than 21 days before the closing date as the Company wished to complete the First Tranche Closing as soon as commercially practical after all required approvals were obtained.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of any of the securities in any jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. These securities have not been registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or any applicable state securities laws, and may not be offered or sold in the United States, or to, or for the account or benefit of, a U.S. person or person in the United States absent such registration or an applicable exemption from such registration requirements. United States and U.S. person are as defined in Regulation S under the U.S. Securities Act.

On Behalf of the Board of Directors,

"Mark Smith”

Mark Smith
Executive Chairman, CEO, and Director

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NioCorp Developments Ltd.     (TSX: NB   |   OTCQX: NIOBF   |   FSE: BR3)

7000 South Yosemite, Suite 115, Centennial, Colorado 80112 USA      Tel:  720-639-4650

Source: NioCorp Developments Ltd.
@NioCorp $NB $NIOBF $BR3 #Niobium #Scandium #ElkCreek

For More Information: Contact Jim Sims, VP of External Affairs, NioCorp Developments Ltd., 720-639-4650, jim.sims@niocorp.com

About NioCorp

NioCorp is developing a superalloy materials project in Southeast Nebraska that will produce Niobium, Scandium, and Titanium. Niobium is used to produce superalloys as well as High Strength, Low Alloy ("HSLA") steel, which is a lighter, stronger steel used in automotive, structural, and pipeline applications. Scandium is a superalloy material that can be combined with Aluminum to make alloys with increased strength and improved corrosion resistance. Scandium also is a critical component of advanced solid oxide fuel cells. Titanium is used in various superalloys and is a key component of pigments used in paper, paint and plastics and is also used for aerospace applications, armor and medical implants.

Neither TSX nor its Regulation Services Provider (as that term is defined in the policies of the TSX) accepts responsibility for the adequacy or accuracy of this document.

NioCorp Developments Ltd.     (TSX: NB   |   OTCQX: NIOBF   |   FSE: BR3)

7000 South Yosemite, Suite 115, Centennial, Colorado 80112 USA      Tel:  720-639-4650

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